Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-1699
P.O. Box 778
Deerfield, IL 60015-0778

Contact:	Nancy Krejsa	(847) 267-5483

DADE BEHRING NAMES DONAL QUINN CHIEF OPERATING OFFICER
AND MARK WOLSEY-PAIGE CHIEF STRATEGY AND TECHNOLOGY OFFICER

Deerfield, IL (December 1, 2006) — Dade Behring Holdings, Inc. (NASDAQ:DADE), the world’s largest company solely dedicated to clinical diagnostics, announced today the appointment of Donal Quinn to the newly created position of Chief Operating Officer, and also announced the appointment of Mark Wolsey-Paige to the newly created position of Chief Strategy and Technology Officer, both reporting to Jim Reid-Anderson, Chairman, President and CEO. Hiroshi Uchida, President, Global Operations and Supply Chain has resigned from the company to join another firm.

“Both Donal and Mark bring extensive capabilities and industry expertise to these two new important roles,” said Jim Reid-Anderson, Chairman, President and CEO, Dade Behring Inc. “I am confident Donal’s and Mark’s leadership and commitment will further strengthen Dade Behring’s ability to provide differentiated products and services to our clinical laboratory customers.”

Donal Quinn joined Dade Behring in 1998 and has served as the company’s President, Global Customer Management since 2002, responsible for global sales, service and marketing. As Chief Operating Officer, in addition to his current responsibilities, Mr. Quinn will also oversee global reagent and consumable manufacturing and global logistics.

For the last four years, Mark Wolsey-Paige has managed the company’s research and development and strategic planning functions, and in his new role as Chief Strategy and Technology Officer, he will also assume responsibility for instrument manufacturing and the company’s global supply chain. Mr. Wolsey-Paige joined Baxter Diagnostics, the company’s predecessor, in 1991. Both Messrs. Quinn’s and Wolsey-Paige’s newly appointed roles will become effective January 1, 2007.

About Dade Behring

With 2005 revenue of nearly $1.7 billion, Dade Behring is the world’s largest company solely dedicated to clinical diagnostics.  It offers a wide range of products, systems and services designed to meet the day-to-day needs of laboratories, delivering innovative solutions to customers and enhancing the quality of life for patients.  Additional company information is available on the Internet at www.dadebehring.com.

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